Exhibit 99.1

Synventive Acquisition Inc. and Subsidiaries

CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2011 and 2010

C O N T E N TS

Page

Independent Auditor's Report................................................................................ 2

Consolidated Financial Statements:

Consolidated Balance Sheets................................................................... 3

Consolidated Statements of Operations................................................... 4

Consolidated Statements of Stockholders' Equity (Deficit)
and Comprehensive Income (Loss)................................................... 5

Consolidated Statements of Cash Flows................................................. 6

Notes to Consolidated Financial Statements........................................... 7-25

INDEPENDENT AUDITOR'S REPORT

Board of Directors and Stockholders
Synventive Acquisition Inc. and Subsidiaries
Peabody, Massachusetts

We have audited the accompanying consolidated balance sheets of Synventive Acquisition, Inc. and Subsidiaries (the “Company”) as of December 31, 2011 and 2010 and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive income (loss), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Synventive Acquisition, Inc. and Subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/McGladrey & Pullen, LLP

April 30, 2012
Boston, Massachusetts

Synventive Acquisition, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
December 31, 2011 and 2010
(In thousands)

	2011	2010
Assets
Current assets
Cash	$11,194	$5,563
Bank acceptances	1,349	148
Restricted cash	—	219
Accounts receivable, net	38,647	32,236
Inventories, net	10,457	8,052
Prepaid expenses and other current assets	1,309	1,287
Deferred income taxes	787	2,236
Total current assets	63,743	49,741

Property and equipment, net	12,468	10,640
Deferred financing costs, net	—	6
Deferred income taxes	255	954
Other assets	—	4
Goodwill	22,530	22,632
Intangibles, net	9,844	10,580
Total assets	$108,840	$94,557

Liabilities and Stockholders' Equity (Deficit)
Current liabilities
Current portion of capital lease obligation	$209	$256
Accounts payable	13,877	10,543
Accrued expenses	13,690	10,884
Customer deposits	1,287	967
Deferred income taxes	227	44
Total current liabilities	29,290	22,694

Capital lease obligation, net of current portion	36	215
Long-term debt	59,803	160,304
Accrued pension liability	351	468
Related party payable	15	3,373
Deferred income taxes	9,444	3,633
Common stock warrants	—	46
Total liabilities	98,939	190,733
Preferred Stock Series A	—	7,000

Commitments

Stockholders' equity (deficit):
Unrestricted common stock	6	1
Restricted common stock	—	128
Notes receivable - restricted common stockholders	—	(124)
Paid in Capital	49,918	—
Accumulated deficit	(32,265)	(101,510)
Accumulated other comprehensive loss	(7,929)	(1,773)
Total Synventive Acquisition, Inc. and Subsidiaries stockholders' equity (deficit)	9,730	(103,278)
Noncontrolling interest in subsidiary	171	102
Total stockholders' equity (deficit)	9,901	(103,176)
Total liabilities and stockholders' equity (deficit)	$108,840	$94,557
See notes to consolidated financial statements.

Synventive Acquisition, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended December 31, 2011 and 2010
(In thousands)

	2011	2010

Net sales	$147,594	$113,958
Cost of goods sold	76,304	60,143
Gross profit	71,290	53,815

Selling, general and administrative expenses	48,245	38,791
Amortization expense	822	2,984
Impairment charge	—	22,736
Debt restructuring costs	—	5,301
Total operating expenses	49,067	69,812

Operating income (loss)	22,223	(15,997)

Other (income) expense:
Interest expense	7,127	13,340
Loss on sale of assets	29	20
Interest income	—	(28)
Extinguishment of debt	(59,808)	—
Other expense	6	—
Foreign exchange (gain) loss	(6,222)	5,565
Total other (income) expenses	(58,868)	18,897

Income (loss) before income tax benefit (provision)	81,091	(34,894)
Income tax benefit (provision)	(11,772)	2,341

Net income (loss)	69,319	(32,553)
Noncontrolling interest in income from consolidated subsidiary	(74)	—

Net income (loss) attributable to Synventive Acquisition, Inc. and Subsidiaries	$69,245	$(32,553)

See notes to consolidated financial statements.

Synventive Acquisition, Inc. and Subsidiaries
Consolidated Statements of Stockholders' Equity (Deficit) and Comprehensive Income (Loss)
Years Ended December 31, 2011 and 2010
(In Thousands, except for share information)

	Synventive Acquisition, Inc. and Subsidiaries
						Accumulated
						Other	Noncontrolling	Total
	Common Stock		Paid In	Notes	Accumulated	Comprehensive	Interest in	Stockholders'	Comprehensive
	Shares	Amount	Capital	Receivable	Deficit	Loss	Subsidiary	Equity (Deficit)	Income (Loss)
January 1, 2010	1,334	$131	$—	(130)	$(68,957)	$(5,387)	$106	$(74,237)
Net loss	—	—	—	—	(32,553)	—	—	(32,553)	(32,553)
Redemption of restricted common stock	(15)	(4)	—	8	—	—	—	4	—
Issuance of restricted common stock	51	2	—	(2)	—	—	—	—	—
Other comprehensive income (loss)
Foreign currency translation	—	—	—	—	—	3,614	(4)	3,610	3,610
December 31, 2010	1,370	129	—	(124)	(101,510)	(1,773)	102	(103,176)	$(28,943)
Net income	—	—	—	—	69,245	—	74	69,319	$69,319
Debt and equity restructuring	604,319	(123)	49,791	124	—	—	—	49,792
Stock compensation	—	—	127	—	—	—	—	127	—
Other comprehensive income (loss)
Foreign currency translation	—	—	—	—	—	(6,156)	(5)	(6,161)	(6,161)
December 31, 2011	605,689	$6	49,918	$—	$(32,265)	$(7,929)	$171	$9,901	$63,158

See notes to consolidated financial statements.

Synventive Acquisition, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2011 and 2010
(In thousands)

	2011	2010
Cash flows from operations:
Net income (loss)	$69,319	$(32,553)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	3,119	2,787
Amortization of intangibles	822	2,073
Amortization of deferred financing costs	—	911
Impairment charge	—	22,736
Non-cash interest expense	3,473	7,617
Foreign exchange (gain) loss on debt	(6,222)	5,565
Stock compensation	127	—
Noncash gain on cancellation of debt	(64,514)	—
Loss on sale of equipment	29	20
Deferred income taxes	8,142	(4,986)
Changes in assets and liabilities:
Bank acceptances	(1,201)	1,155
Accounts receivable, net	(6,577)	(9,670)
Inventories, net	(2,482)	(714)
Prepaid expenses and other current assets	(18)	(226)
Other assets	4	(11)
Accounts payable and accrued expenses	6,462	7,749
Accrued pension liability	(114)	213
Accrued restructuring costs	—	(5)
Related party payable	—	500
Customer deposits	328	627
Net cash provided by operating activities	10,697	3,788

Cash flows from investing activities:
Purchases of property and equipment	(4,992)	(2,727)
Proceeds from the sales of property and equipment	166	108
Net cash used in investing activities	(4,826)	(2,619)

Cash flows from financing activities:
Principal payments on long-term debt	(250)	(734)
Proceeds from collection of notes receivable	—	3
Change in restricted cash	219	(2)
Principal payments on capital leases	(232)	(256)
Net cash used in financing activities	(263)	(989)

Effect of foreign currency exchange rate changes on cash	23	(288)

Net increase (decrease) in cash and cash equivalents	5,631	(108)

Cash and cash equivalents, beginning of year	5,563	5,671

Cash and cash equivalents, end of year	$11,194	$5,563

Supplemental disclosures of other cash flow information:
Cash paid during the year for:
Interest	$3,654	$5,051

Income tax	$3,067	$1,002

Stock issued in exchange for notes receivable	$—	$2

Stock issued in exchange for debt cancellation	$49,668	$—
See notes to consolidated financial statements.

Synventive Acquisition, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Years Ended December 31, 2011 and 2010
(In Thousands, except for share information)                                Page 7

1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

The Company

Synventive Acquisition, Inc. and its subsidiaries (“SAI” or the “Company”) are engaged in the business of designing, engineering and manufacturing hot runners that are used in molding processes for plastic and composite parts. The Company also provides parts and services for its installed equipment. The Company's largest market consists of toolmakers and suppliers to the automotive industry. Other significant customer segments for the Company include electronic equipment manufacturers and their suppliers, medical device manufacturers, and other manufacturers of high precision plastic parts. The Company usually sells directly to the manufacturer of the production tooling, but also has technical and specification relationships with the manufacturer of the plastic parts.

The Company has manufacturing facilities in Peabody, Massachusetts, Bensheim, Germany, and Suzhou, China. In addition, the Company has sales and service offices located in several countries in western, eastern and central Europe, and in India, Hong Kong, Singapore, Japan, South Korea, Canada and Brazil. In other geographical areas, agents represent the Company.

Principles of Consolidation

The consolidated financial statements include the accounts of Synventive Acquisition, Inc. (“Parent”) and all of its subsidiaries. All significant inter-company balances and transactions have been eliminated.

The Company has a 51% interest in one sales office. The results of operations and the balance sheet for this entity are included in the consolidated financial statements. In accordance with generally accepted accounting principles, the Company reports the income or loss and equity for the portion of the subsidiary that it does not own as noncontrolling interest in subsidiary.

Use of Estimates

Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and revenues and expenses, and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates. Significant estimates include allowance for doubtful accounts, reserve for excess and obsolete inventory, warranty reserves and deferred tax asset valuation.

Revenue Recognition

The Company recognizes revenue when products are shipped and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable. Revenues for products that require installation for which the installation is essential to functionality and is not deemed inconsequential or perfunctory are recognized upon completion of installation. Revenues for products sold where installation is not essential to functionality and is deemed inconsequential or perfunctory are recognized upon shipment with estimated installation and warranty costs accrued. Sales include shipping and handling charges billed to customers, and the related costs are included in the cost of sales. Taxes collected from customers and remitted to governmental authorities are presented on a net basis. The Company records the amounts collected as a current liability and relieves such liability upon remittance to the taxing authority without impacting revenues or expenses.

Cash and Cash Equivalents

The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

For purposes of reporting cash flows, the Company considers certificates of deposit and other highly liquid instruments

Synventive Acquisition, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Years Ended December 31, 2011 and 2010
(In Thousands, except for share information)                                Page 8

with a maturity date of three months or less to be cash equivalents.

Bank Acceptances

Bank acceptances represent financial instruments accepted from certain Chinese customers in lieu of cash paid on trade receivables. Bank acceptances range from 3 to 6 months until maturity and are guaranteed by the bank. Bank acceptances can be converted to cash prior to maturity at a discount. Bank acceptances can also be used in certain circumstances to pay Chinese vendors. Bank acceptances represent a level 2 financial instrument in the fair value hierarchy as described in the fair value measurements policy note.

Restricted Cash

Restricted cash represents monies escrowed in accordance with the long-term debt agreements. There was no restricted cash at December 31, 2011.

Accounts Receivable

Accounts receivable are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts. Management determines the allowance for doubtful accounts by identifying troubled accounts and by using historical experience applied to an aging. Accounts receivable are written off when deemed uncollectible, and recoveries of amounts previously written off are recorded when received. A trade receivable is considered to be past due if any portion of the receivable balance is outstanding for more than 90 days.

Inventories

Inventories are stated at the lower of cost (first‑in, first‑out) or market value. Inventory costs include material, labor, and manufacturing and engineering overhead. Inventories are reported net of a reserve for excess and obsolete inventory items.

Comprehensive Income (Loss)

The Company is required to report in its financial statements, in addition to its net income (loss), comprehensive income (loss), which includes all changes in equity during a period from non-owner sources, including foreign currency items, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. The Company's only other comprehensive income (loss) item is its foreign currency translation adjustment.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Construction in progress is capitalized as costs are incurred. Depreciation or amortization does not commence until the asset is placed in service. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the life of the lease, or the estimated useful life of the leasehold improvement, whichever is shorter. Maintenance and repairs of a routine nature are charged against earnings while those that improve or extend the lives of existing assets are capitalized.

Description	Years
Machinery and equipment	5-10
Furniture and fixtures	5-7
Computer hardware and software	3

Synventive Acquisition, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Years Ended December 31, 2011 and 2010
(In Thousands, except for share information)                                Page 9

Goodwill and Other Identifiable Intangible Assets

Goodwill represents the excess of cost over the fair value of net assets acquired in a business combination. Goodwill and intangible assets determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually. Intangible assets with estimable useful lives are to be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment. The Company performs an annual assessment to determine if there is indication that goodwill or other indefinite lived assets are impaired. The Company works with a third party valuation specialist to conduct its impairment analysis each year in the fourth quarter using multiple analyses of the discounted cash flows based on historical and forecasted operating results and a market analysis. Based on the third party valuation performed in the fourth quarter of 2011, no impairment of goodwill or other indefinite lived intangible assets was recorded for the year ending December 31, 2011. Impairment of goodwill and intangible assets was recorded in the amounts of $15,806 and $1,152, respectively in 2010.

Impairment of Long-Lived Assets

Long-lived assets, such as property and equipment and purchased intangibles subject to amortization, are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. Recoverability of assets to be held for use is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows generated by the asset group. If the carrying amount of an asset exceeds its estimated future cash flows, impairment is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the related asset group. No impairment of definite lived intangible assets was recorded in 2011 but $5,778 of impairment was recorded in 2010. Assets held for sale would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value, less costs to sell, and would no longer be depreciated.

Debt Issuance Costs

Costs related to obtaining the term loans and senior debt financing in January 2008 were capitalized and amortized over the life of the respective terms of the debt of 6 years. The Company's restructuring of debt (the “Restructuring”), which closed on May 5, 2011 (the “Restructuring Date”), qualified for accounting in accordance with the standards for troubled debt restructuring. Under the standards for troubled debt restructuring, unamortized costs associated with the extinguished debt are expensed and costs, primarily legal and other professional fees, associated with negotiations regarding restructuring of the Company's debt first reduce the gain on cancellation of debt and then are charged to debt restructuring expense as incurred. Accumulated amortization of debt issuance costs was $0 and $4,173 as of December 31, 2011 and 2010, respectively. Amortization of deferred financing costs charged to operations was $0 and $911 for the years ended December 31, 2011 and 2010, respectively, and is included in amortization expense.

Customer Deposits

Customer deposits represent down payments in connection with the sale of equipment and parts or installment billings in advance of shipment. Customer deposits were $1,287 and $967 in 2011 and 2010, respectively.

Research and Development Costs

Expenses relating to the development of new products and improvements of existing products were $3,276 and $3,675 for the years ended December 31, 2011 and 2010, respectively, and were charged against earnings as incurred.

Foreign Currency Translation

The U.S. Dollar is the Company's reporting currency for all years presented. Subsidiaries' accounts are remeasured to their respective functional currencies prior to translation. All asset and liability accounts of non-U.S. subsidiaries have been translated from their functional currency to U.S. Dollar at current exchange rates at the balance sheet date and related revenues and expenses have been translated at average rates of exchange in effect during 2011 and 2010, respectively. The resulting cumulative translation gains and losses are reflected as a separate component of stockholders' equity (deficit) and other comprehensive income (loss). Currency transaction gains and losses are recorded as other income (expense) in the consolidated statements of operations. Translation gains and losses related to the dollar denominated bank debt

Synventive Acquisition, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Years Ended December 31, 2011 and 2010
(In Thousands, except for share information)                                Page 10

in foreign subsidiaries are also recorded as remeasurement gains and losses and reported in the statements of operations.

Derivatives

Derivative financial instruments are used for the purpose of hedging exposure to changes in interest rates. Derivative financial instruments are not used for speculative purposes. The fair value of each derivative is recognized in the consolidated balance sheet within current or long-term assets and liabilities depending on the length of the contract. Changes in the fair value of derivatives are recognized immediately in the income statement for derivatives that do not qualify for hedge accounting or are not designated as hedges. Changes in the fair value of cash flow derivatives that qualify for hedge accounting and are designated as hedges are recognized as a component of other comprehensive income. The Company's only derivative instrument is an interest rate cap contract, which does not qualify for hedge accounting.

Income Taxes
The Company uses the asset and liability method of accounting for income taxes whereby deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company also reduces deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. This methodology requires estimates and judgments in the determination of the recoverability of deferred tax assets and in the calculation of certain tax liabilities. In addition, the Company is required to recognize in the consolidated financial statements only those tax positions determined to be more-likely-than-not of being sustained upon examination, based on the technical merits of the positions as of the reporting date. If a tax position is not considered more-likely-than-not to be sustained based solely on its technical merits, no benefits of the position are recognized. The more-likely-than-not threshold must continue to be met in each reporting period to support continued recognition of a benefit. In addition, the calculation of the Company's tax liabilities involves dealing with uncertainties in the application of complex tax regulations in a multitude of jurisdictions. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. The Company records liabilities for estimated tax obligations in the U.S. and other tax jurisdictions. These estimated tax liabilities include the provision for taxes that may become payable in the future. The Company will account for interest and penalties related to uncertain tax positions, if any, as income tax expense. The Company files income tax returns in various state and foreign jurisdictions. With few exceptions, the Company is no longer subject to state and local tax examinations by tax authorities for periods prior to 2008.

Advertising Expense
The Company follows the policy of charging the cost of advertising to expense, as incurred.

Share-Based Compensation

The Company accounts for its share-based compensation arrangements by recognizing all share-based payments to employees, including grants of restricted stock, stock options and modifications to existing stock options, in the consolidated statements of operations based on their fair values on the date of grant or modification.

The Company uses the Black-Scholes option pricing model to determine fair value of options granted. The Company recognizes the compensation cost of share-based awards on a straight-line basis over the vesting period of the award. The determination of the fair value of share-based payment awards utilizing the Black-Scholes model is affected by the stock price, estimated based on third party valuations and other transactions, and a number of assumptions, including expected volatility, expected life, risk-free interest rate and expected dividends. The Company does not have a history of market prices of the common stock as it is not a public company, and as such volatility is estimated using historical volatilities of similar public entities. The expected life of the awards is estimated based on the simplified method. The risk-free interest rate assumption is based on observed interest rates appropriate for the terms of the awards. The dividend yield assumption is based on history and expectation of paying no dividends. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Share-based

Synventive Acquisition, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Years Ended December 31, 2011 and 2010
(In Thousands, except for share information)                                Page 11

compensation expense recognized in the financial statements is based on awards that are ultimately expected to vest.

New Accounting Pronouncements

The Financial Accounting Standards Board (“FASB”) has issued Accounting Standards Update (ASU) No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. This ASU represents the converged guidance of the FASB and the International Accounting Standards Board (“IASB”, and collectively “the Boards”) on fair value measurement. The collective efforts of the Boards and their staffs, reflected in ASU 2011-04, have resulted in common requirements for measuring fair value and for disclosing information about fair value measurements, including a consistent meaning of the term “fair value.” The Boards have concluded the common requirements will result in greater comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with U.S. GAAP and IFRSs. This ASU is effective for periods beginning after December 15, 2011. The Company is evaluating the impact of the ASU on its financial statements. The FASB has issued ASU No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income (“ASU 2011-05”). This ASU allows an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. ASU 2011-05 eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders' equity. The ASU does not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. This ASU is effective for reporting periods ending after December 15, 2012. The Company is evaluating the impact of the ASU on its financial statements.

2.    ACCOUNTS RECEIVABLE

Accounts receivable consisted of the following as of December 31, 2011 and 2010:

	2011	2010

Trade receivables	$42,059	$35,406
Less - allowance for doubtful accounts	(3,412)	(3,170)
	$38,647	$32,236

3.	INVENTORIES

Inventories consisted of the following as of December 31, 2011 and 2010:

	2011	2010

Raw materials	$4,143	$3,036
Work in progress	1,898	1,330
Finished goods	4,416	3,686
	$10,457	$8,052

Synventive Acquisition, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Years Ended December 31, 2011 and 2010
(In Thousands, except for share information)                                Page 12

4.    PROPERTY AND EQUIPMENT

Property and equipment consisted of the following as of December 31, 2011 and 2010:

	2011	2010

Machinery and equipment	$16,371	$14,338
Leasehold improvements	5,079	4,087
Furniture and fixtures	688	571
Computer hardware and software	12,523	11,471
Construction in progress	769	274
	35,430	30,741
Less - accumulated depreciation and amortization	(22,962)	(20,101)
	$12,468	$10,640

Depreciation and amortization expense on property and equipment was $3,119 and $2,787 for the years ended December 31, 2011 and 2010, respectively. Construction in progress consists of deposits on equipment. As of December 31, 2011, the Company is expected to incur approximately $332 in additional costs related to the construction in progress.

5.    GOODWILL AND INTANGIBLE ASSETS
Intangible assets consisted of the following at December 31, 2011 and 2010:

	2011	2010

Not subject to amortization:
Trade names, net of impairment of $1,152 as of December 31, 2011 and 2010	$4,101	$4,176
Subject to amortization:
Patents, net of accumulated amortization of
$1,451 and $1,176 as of December 31, 2011 and 2010, respectively, also net of impairment of $154 as of December 31, 2011 and 2010	3,819	4,107
Customer lists, net of accumulated amortization of
$7,343 and $7,210 as of December 31, 2011 and 2010, respectively, also net of impairment of $5,624 as of December 31, 2011 and 2010	1,924	2,297
Subtotal	5,743	6,404
	$9,844	$10,580

The value of intangible assets increased (decreased) by $86 and $(1,464) in 2011 and 2010, respectively, as a result of changes in the currency translation, which is recorded in other comprehensive income (loss). No impairment of goodwill or intangible assets was recorded in 2011 but impairment of goodwill and intangible assets totaling $15,806 and $6,930, respectively, were recorded in 2010. The impairment was recorded in the European reporting unit only. The impairment was the result of a decline in the overall hot runner market and sales volume due to the global financial crisis in the 2009-2010 timeframe. The impairment charge is equal to the excess of the carrying value of the intangible assets in the European reporting unit, and the carrying value of the European reporting unit, as a whole, over their respective fair values. Fair value was determined by management based on a third party valuation using discounted cash flows and market analyses.

Synventive Acquisition, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Years Ended December 31, 2011 and 2010
(In Thousands, except for share information)                                Page 13

Amortization expense on amortizable intangible assets totaled $822 and $2,073 in 2011 and 2010, respectively. Estimated future amortization expense for each of the next five years is as follows:

2012	$818
2013	818
2014	818
2015	594
2016	281
Thereafter	2,414
$5,743

6.    LONG‑TERM DEBT AND DEBT RESTRUCTURING

On December 31, 2010, the Company had $90,634 of outstanding principle due to the senior lenders on January 15, 2011 and $69,670 of outstanding principle and PIK interest due to the subordinated lenders in July of 2011. The Company and its shareholders held continuing discussions with the term loan and senior subordinated note holders beginning in March of 2010 relative to restructuring the obligations and recapitalizing the Company.

On May 5, 2011, the Company, its lenders and its owners entered into a master settlement and restructuring support agreement. Under the terms of the agreement, the Series A and B Senior Subordinated Note holders converted 100% of the subordinated notes plus accrued interest to common stock in Synventive Acquisition, Inc. Simultaneously, one of the Series A Note holders exchanged a portion of their senior term debt for common stock. This same lender had acquired most of the Company's subordinated debt as of the Restructuring Date and as such became the new majority shareholder in the Company. Immediately prior to the conversion transactions, the Company increased the number of authorized shares of common stock from 200,000 to 1,000,000 and also authorized 3,000 shares of new preferred stock.

The common stock issued in exchange for the senior and subordinated debt was recorded at fair value in accordance with accounting rules for troubled debt restructuring. Fair value of the debt exchanged and equity issued was determined based on transactions between the lenders up to and as of the transaction date and a third party valuation. The difference between the carrying value of the debt converted to equity and the fair value of the stock issued in exchange was recorded as a gain on extinguishment of debt in 2011 totaling $64,513. Lender, legal and financial advisor costs incurred in connection with the Restructuring totaled $4,705 and $5,301 for the years ended December 31, 2011 and 2010, respectively. Costs incurred in 2011 reduced the gain and costs incurred in 2010 were charged to operating expense. All restricted common stock issued by the Company or exercisable under the equity incentive plan was considered worthless and cancelled in the Restructuring. The promissory notes executed to buy the restricted common stock were forgiven in the Restructuring. The Company implemented a new equity incentive plan in 2011 (Note 8).

The remaining term loans and revolving line of credit were amended as follows:

$59,000 of senior secured term loans are due and payable on December 31, 2015 and carry a variable interest rate calculated as follows: for LIBOR based loans, a floor of 1.5% for the first year and 2.0% for all subsequent years plus 3.75%, 4.25%, 5.25%, 6.75% and 7.75% for years 2011 through 2015, respectively, or the Bank's base rate plus 2.75%, 3.25%, 4.25%, 5.75% and 6.75%, respectively for base rate term loans. The Company entered into an interest rate cap contract, caps the LIBOR base rate at 2%. The fair value of the contract is de minimus and amounts paid for the contract were charged to interest expense. Interest paid on the new senior secured notes totaled $2,059 at December 31, 2011. The term loan covenants were amended to include fixed charge coverage and senior leverage ratios and a limit on capital expenditures. The loan is secured by all assets and cross-collateralized with the revolving line of credit.

Synventive Acquisition, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Years Ended December 31, 2011 and 2010
(In Thousands, except for share information)                                Page 14

On a pro-rata basis, the senior lenders exchanged $1,000 of term loans for new unsecured term loans in the same amount which hold a conversion-to-equity option if the term loan is not repaid by the maturity date of May 5, 2015. The notes are convertible into 100% of the new Series A-1 and A-2 preferred stock plus 3% of the outstanding common stock if certain triggering events occur, including default on the secured and/or unsecured term notes. The notes bear interest at 8.0% which accrues on the compounded balance semi-annually. Accrued interest on the unsecured senior term loans at December 31, 2011 totaled $53.

Management has reviewed the conversion feature of the debt and determined that it is not a derivative that needs to be bifurcated and adjusted to fair value at each reporting period. Furthermore, management has evaluated the terms of the conversion feature and determined that it did not represent a beneficial conversion feature and as such has no value at inception.

A $7,250 revolving line of credit, less a sublimit of $1,000 for the issuance of standby letters of credit, was extended to the Company in connection with the restructuring and the existing line of credit was terminated. The maturity date of the new line of credit is May 5, 2015 and has an interest rate calculated as follows: for LIBOR based loans, a floor of 2.0% plus a 6.75% spread or for base rate loans, the bank's base rate plus a 5.75% spread. The revolver is also subject to a 1.0% annual charge on the unused balance, the total of which was $45 for the year ending December 31, 2011. The revolving line of credit contains the same collateral, forbearance and security arrangements as the term loan agreement. At December 31, 2011, the Company had no borrowings under the revolving credit agreement.

The fair value of the long-term debt approximates its carrying value at December 31, 2011. The fair value of the term loans approximated their carrying value at December 31, 2010. The fair value of the senior subordinated notes was approximately $7,000 at December 31, 2010. Fair value estimates are determined by management based on third party appraisals and recent transactions.

Synventive Acquisition, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Years Ended December 31, 2011 and 2010
(In Thousands, except for share information)                                Page 15

A roll forward of the term debt balances from January 1, 2010 to December 31, 2011 follows:

	Term Loans	Senior Subordinated Notes (Series A)	Senior Subordinated Notes (Series B)	Total

Balance, January 1, 2010	$91,368	$58,255	$3,800	$153,423

Principal payments	(734)	—	—	(734)
December 2010 interest accrued	—	474	31	505
PIK interest accrued	—	8,022	523	8,545
PIK interest paid	—	(1,347)	(88)	(1,435)

Balance, December 31, 2010	90,634	65,404	4,266	160,304

PIK interest accrued	—	3,211	209	3,420
Term loan converted
to common stock	(30,634)	—	—	(30,634)

Term loan converted to unsecured debt
Secured term debt	(1,000)	—	—	(1,000)
Unsecured term debt	1,000	—	—	1,000

Senior subordinated debt
converted to common stock
Series A notes	—	(46,000)	—	(46,000)
Series B notes	—	—	(3,000)	(3,000)
Accrued interest (PIK)	—	(22,615)	(1,475)	(24,090)
Balance post-restructuring
May 5, 2011	60,000	—	—	60,000

PIK interest accrued	53	—	—	53
Term Debt Principle paid in 2011	(250)	—	—	(250)

Balance, December 31, 2011	$59,803	$—	$—	$59,803

Synventive Acquisition, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Years Ended December 31, 2011 and 2010
(In Thousands, except for share information)                                Page 16

7.	CAPITAL LEASE OBLIGATION

	2011	2010
The Company is obligated under non-cancelable capital leases for machinery in North America and Germany. The capital leases are secured by the leased equipment. The leases are payable in monthly payments ranging from $3 to $11, including interest at rates ranging from 8% to 8.3% and mature at various dates through October 2013.	$245	$471
Less - current portion	209	256
Capital lease obligation, net of current portion	$36	$215

The present value of minimum future lease payments under non-cancelable capital leases as of December 31, 2011 are as follows:

2012	$216
2013	37
Total minimum lease payments	253
Less - amount representing interest	8

Present value of minimum lease payments	$245

8.	STOCKHOLDERS' EQUITY (DEFICIT), PREFERRED STOCK AND WARRANTS

Following is a summary of authorized, issued and outstanding shares of Synventive Acquisition Inc. at December 31, 2011 and 2010:

	Authorized	Issued and Outstanding

Preferred series A-1, par value $0.01 (2011)	1,500	—
Preferred series A-2, par value $0.01 (2011)	1,500	—
Unrestricted common stock, par value $0.01 (2011)	1,000,000	605,689
Preferred series A, no par value (2010)	1,000	1,000
Unrestricted common stock no par value (2010)	1,000	1,000
Restricted common stock, par value $0.01 (2010)	370	370

Series A-1 and A-2 preferred stock will only be issued at the election of the unsecured debt holders and upon a triggering event, including default of the secured and/or unsecured term notes (see Note 6). Holders of series A-1 and A-2 preferred stock are entitled to various rights, as further defined in the Company's Amended and Restated Certificate of Incorporation dated May 5, 2011, including a per share liquidation preference of $1,000 to be paid prior to any payments to holders of common stock in connection with an exit transaction or any voluntary or involuntary liquidation, dissolution or winding up of the Company. The holders of preferred stock shall not participate in dividends, nor have voting rights except with respect to certain joint material actions, as defined. Neither series of preferred stock is redeemable. Series A-1 preferred stock is convertible into Series A-2 and vice versa, but is not convertible into common stock.

Holders of common stock are entitled to one vote per share and are entitled to participate in dividends, if declared.

Restricted Stock Plan

Synventive Acquisition, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Years Ended December 31, 2011 and 2010
(In Thousands, except for share information)                                Page 17

In April of 2008, the Company approved the issuance of an aggregate of 370 shares of restricted common stock, or 25% of the outstanding common stock, as of the effective date of the restricted stock plan. Shares were issued to certain officers and key employees on April 29, 2008 for $388.125 per share. Payment of the purchase price was made either (A) in cash, or (B) a promissory note bearing interest at 2.85% secured by the stock plus personal recourse for 50% of the note balance. The Board determined the value of the common stock based on a valuation prepared by a third party. The restricted stock vested over time and vesting would be accelerated upon a change in control of the Company provided that the stockholder was still employed by a Synventive entity or still an officer of the Company. In the event a restricted stockholder terminated employment, the Company had a call option on vested shares at fair value and on unvested shares at the lower of the issue price or fair value.

As a result of the Restructuring, the restricted stock was deemed to be worthless and was cancelled. The respective promissory notes and accrued interest used to purchase the restricted stock was charged to compensation as of the transaction date of May 5, 2011.

Equity Incentive Plan

On the Restructuring Date, 82,604 shares of SAI common stock were reserved for executive management incentive purposes. On July 31, 2011, executive management was granted non-qualified stock options totaling 63,179 shares. 19,425 shares are held in reserve as of December 31, 2011. Based on an external valuation of the Company and the sale of stock between owners on the Restructuring Date, the strike price of the options was set at $61.09 per share. The options vest and become exercisable with respect to 20% of the shares on the first anniversary of the Restructuring Date and shall vest and become exercisable with respect to 20% on each of the three subsequent anniversaries of the Restructuring Date, the final 20% vest and become exercisable upon the earlier of (i) a Change in Control or (ii) the tenth anniversary of the Restructuring Date provided the Optionee is employed by the Company on the date of such anniversary. All options vest on the earlier of a change of control or the aforementioned vesting dates.

The fair value of each option award was estimated on the date of grant using the Black-Scholes option-pricing model that uses the assumptions noted in the schedule below.

2011

Expected annual dividend yield        0.0%
Expected volatility            43.3%
Risk-free rate of return            1.3%
Expected option term (years)        5 years

Following is a summary of the non-qualified stock option activity during 2011:

	Options Outstanding	Weighted Average Exercise Price

Options outstanding as of December 31, 2010	—	$—
Granted	63,179	61.09
Exercised	—	—
Forfeited or expired	—	—

Options outstanding as of December 31, 2011	63,179	$61.09

As of December 31, 2011, no options were vested and all options granted are expected to vest. The weighted average remaining contractual life for options granted as of and for the year ended December 31, 2011 is 9.5 years. The fair value of options granted in 2011 was $1,515. $127 was charged to compensation expense in 2011 and the remaining balance

Synventive Acquisition, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Years Ended December 31, 2011 and 2010
(In Thousands, except for share information)                                Page 18

of $1,388 is expected to be charged to compensation through 2016.

Warrants

In 2008, 110 common stock warrants were issued to the subordinated debt holders in exchange for their forgiveness of accrued default interest. The warrants could be exercised for 10% of the common stock in the Company for $.01 per share. The warrants were valued in 2008 at $415.84 each based on an option pricing valuation model and were adjusted to fair value each balance sheet date. The warrants were recorded as a liability in the balance sheet in the amount of $46 as of December 31, 2010, and were terminated in connection with the Restructuring on May 5, 2011.

9.	INCOME TAXES

Following is a summary of the income tax provision (benefit):

	2011	2010

Income tax provision (benefit):
Current	$3,630	$2,262
Deferred	7,941	(4,985)
Foreign currency exchange on translation of
deferred income taxes	201	382

	$11,772	$(2,341)

Differences between the statutory U.S. federal tax rate of 34 percent and the effective rate is primarily due to international tax rates that differ from this rate and the valuation allowance which was increased in 2010 due to continued U.S. losses and which was released in 2011 as a result of the debt restructuring.

	2011	2010

Expected Federal tax rate	34.0%	(34.0)%
U.S. state taxes	0.4	(0.1)
Valuation allowance on U.S. losses	(12.1)	7.3
Rate benefit from operations in China	(2.2)	(5.1)
Foreign tax expense (benefit) compared to U.S. tax rate	(1.7)	3.0
Foreign losses not benefited	1.8	21.2
Other items	(5.6)	1.0

	14.6%	(6.7)%

Synventive Acquisition, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Years Ended December 31, 2011 and 2010
(In Thousands, except for share information)                                Page 19

The deferred tax assets and liabilities consisted of the following components and were classified on the accompanying balance sheets at December 31, 2011 and 2010 as follows:

	2011	2010

Current deferred tax assets:
Accrued expenses	$343	$1,449
Inventory	469	445
Warranty reserve	140	84
Accounts receivable	75	88
Charitable contributions	4	3
U.S. net operating losses	—	7,960
State net operating losses	—	1,213
Tax loss carry-forward in Asia	6	—
Alternative minimum tax credit carryover	—	539
Investment tax credit	36	62
Foreign tax credit	961	474
Intercompany loans	(286)	39
	1,748	12,356
Valuation allowance	(961)	(10,120)

	$787	$2,236

Long-term deferred tax assets:
Tax loss carry-forward in Europe and Asia	$2,303	$2,727
Intangible assets	255	1,049
	2,558	3,776
Valuation allowance	(2,303)	(2,822)

	$255	$954

Current deferred tax liabilities
Accrued expenses	$—	$16
Prepaid expenses	227	28

	$227	$44

Long-term deferred tax liabilities
Intangible assets	$1,948	$3,610
Intercompany loans	6,291	—
Property and equipment	1,205	23

	$9,444	$3,633

Synventive Acquisition, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Years Ended December 31, 2011 and 2010
(In Thousands, except for share information)                                Page 20

Deferred taxes are maintained in their respective jurisdictions. Deferred taxes are not recognized for temporary differences related to investments in foreign subsidiaries that are essentially permanent in duration. Determination of the amount of unrecognized deferred taxes related to these investments is not practicable.

The US Federal and state tax loss carryforwards were fully utilized in 2011 as a result of the Restructuring. The US Federal and state tax loss carryforwards at December 31, 2010 were $23,410 and $22,604, respectively. There are US foreign tax credits at December 31, 2011 and 2010 of $961 and $474, respectively, which start to expire in 2012. The Company has established a valuation allowance on these credits given the uncertainty of utilizing them.

There are no tax loss carryforwards in Germany as of December 31, 2011 because of the Restructuring. There were $3,456 of tax loss carryforwards in Germany at December 31, 2010. There are tax loss carryforwards of $514 and $506 in Singapore at December 31, 2011 and 2010, respectively. The full amount of this loss is expected to be utilized. At December 31, 2011 and 2010, the Company had net operating loss carryforwards in other tax jurisdictions in Europe; however, given the uncertainty of utilizing these net operating losses, the Company has established a full valuation allowance against the losses.

The Company's manufacturing operations in China were exempt from corporate income tax and local income tax for the first two profit making years (after deducting losses incurred in previous years) and are also entitled to a 50% tax reduction for the succeeding three years (through 2010). The 50% tax rate reduction was extended for an additional two years (through 2012) as a result of certain patent filings in China.

As of December 31, 2010, the Company's U.S. net operating loss (“NOL”), foreign tax credit and State NOL were adjusted in the amounts of $1,875, $425 and $1,346, respectively, against the valuation reserve as a result of its “more likely than not” assessment. As of December 31, 2011, there were no adjustments to the NOLs as they were fully utilized in 2011 and the foreign tax credit was decreased by $425.

10.	RETIREMENT PLANS

Pension Plan

The Company has a defined benefit pension plan, which covers employees of the Netherlands subsidiary. The benefits are based on years of service and the employees' average compensation over their service period.

Synventive Acquisition, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Years Ended December 31, 2011 and 2010
(In Thousands, except for share information)                                Page 21

The following tables provide benefit obligation, plan assets, funded status, and other information for the defined benefit plan:

	2011	2010

Change in benefit obligation
Projected benefit obligation at beginning of year	$1,711	$1,181
Service cost	83	66
Interest cost	79	57
Actuarial (gain) loss	(426)	498
Benefits paid	—	—
Foreign currency exchange rate (gain) loss	(20)	(91)

Projected benefit obligation at end of year	$1,427	$1,711

Change in plan assets:
Fair value of plan assets at beginning of year	$1,243	$926
Expected return on plan assets	58	45
Actuarial gain (loss)	(290)	243
Employer contributions	75	69
Plan participant contributions	29	31
Benefits paid	—	—
Financing cost	(17)	—
Foreign currency exchange rate gain (loss)	(22)	(71)
Fair value of plan assets at end of year	1,076	1,243

Funded status	(351)	(468)

Prepaid benefit (accrued liability)	$(351)	$(468)

Accumulated benefit obligation	$1,166	$1,376

The pension assets are maintained in a pooled pension trust and are limited to fulfilling the Company's pension obligations. The pension assets are fully insured with Delta Lloyd Levensverzekering and Aegon Levensverzekering N.V (“Delta”). No direct asset allocation is held in relation to the Company's insurance contracts with Delta. Therefore, the fair value of the plan assets cannot be determined based on a certain asset allocation. As a result, the Company, with the assistance of their actuary, has estimated the fair value of the plan assets based on the accrued pension rights and actuarial rates. The Company funds the pension at a level required by Dutch law. The Company recognizes all actuarial gains and losses in the period in which they are incurred rather than amortizing them over the projected benefit period.

The components of net periodic pension cost for the years ended December 31, 2011 and 2010 are:

Synventive Acquisition, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Years Ended December 31, 2011 and 2010
(In Thousands, except for share information)                                Page 22

	2011	2010

Service cost	$83	$66
Interest cost	79	57
Expected return on plan assets	(58)	(45)
Recognized actuarial (gains) losses	(131)	257
Contributions by plan participants net of
plan administrative costs	(29)	(31)
Administrative cost	6	5
Financing cost	17	—

	$(33)	$309

The net periodic pension cost for 2012 is estimated to be $71.

The estimated contribution to the plan for 2012 is $61.

Expected plan benefit payments are:

2012	$—
2013	—
2014	—
2015	—
2016	—
2017-2022	292

$292

The assumptions used to determine the projected benefit obligation as of December 31, 2011 and 2010 are:

	2011	2010

Discount rate	4.60%	4.20%
Expected rate of return on plan assets	4.60%	4.30%
Rate of annual compensation increase	2.00%	2.00%

401(k) Profit Sharing Plan

The Company also has a qualified profit sharing plan established under Internal Revenue Section 401(k) covering substantially all full-time U.S. based employees who have met certain eligibility requirements. On January 1, 2010, the Plan was changed to a Safe Harbor Qualified Automatic Contribution Arrangement. Company matching contributions are based on a percentage of employee contributions. Additional contributions can be made at the Company's discretion. For the years ended December 31, 2011 and 2010, the expense under the plan totaled $201 and $185, respectively.

11.    COMMITMENTS

Operating Lease Commitments

Synventive Acquisition, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Years Ended December 31, 2011 and 2010
(In Thousands, except for share information)                                Page 23

The Company is obligated under certain non-cancelable operating leases for autos, office equipment and facilities (rent) at a number of locations. Total operating lease expense was $4,615 and $4,276 for the years ended December 31, 2011 and 2010, respectively. Future minimum lease payments under non-cancelable operating leases at December 31, 2011 are as follows:

2012	$4,362
2013	3,149
2014	2,891
2015	2,503
2016	280
Thereafter	31

$13,216

Royalty Agreement Commitment

Kona Corporation (a predecessor to Synventive Acquisition, Inc.) and Stanford University entered into a licensing agreement in February 1998. The agreement, as amended in February 2008, calls for a $30 annual fee plus 4.5% of global Dynamic Feed sales. The agreement, which was renewed in February 2010, limits the license fee to domestic sales. Royalty expense in 2011 and 2010 was $43 and $57, respectively.

12.    RELATED PARTY TRANSACTIONS

Prior to the Restructuring, the Company had agreed to pay an annual management fee to Advent International, the Company's former majority owner. This management fee was not to exceed $500 annually plus out of pocket expenses not to exceed $150 annually. During the year ended December 31, 2008, an amendment to the Company's Credit and Guaranty Agreement prohibited cash payments of the management fee, other than out of pocket expenses, until the senior lenders were paid in full. Management fees for the year ended December 31, 2010 were $648, which includes a fee of $132 to an officer of the Company. Accrued management fees totaled $2,732 as of December 31, 2010, and were included in related party payables. Also accrued in related party payables was $641 for unreimbursed costs paid by Advent on behalf of the Company. As a result of the Restructuring, the balance owed to Advent as of the Restructuring Date of $3,544 was cancelled and was charged to paid in capital in accordance with the accounting standards for troubled debt restructuring. In accordance with the revised credit agreement, the Company must pay an annual management fee to the Company's new majority owner, not to exceed $500 annually plus out of pocket expenses not to exceed $200 annually. For the year ended December 31, 2011, management fees were $171 and $558 under the former and current agreements, respectively. Additional management fees to an officer of the Company were $83, for total management fees of $812 for the year ended December 31, 2011. All management fees incurred under the new agreement were paid except for out of pocket expenses totaling $15 which are included in related party payable at December 31, 2011.

13.	PRODUCT WARRANTY

The Company warrants to the original purchaser of its products that it will repair or replace, without charge, products if they fail due to a manufacturing defect within a specified period. The warranty period is one year for components and parts and two to five years for hot runner systems. The Company estimates the cost that may be incurred under its warranty and records a liability in the amount of such costs at the time product revenue is recognized. Factors that affect the Company's warranty liability include the number of units sold, historical and anticipated rates of warranty claims and cost per claim. The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary. The Company uses historical trends to assist in determining the appropriate warranty accrual levels. Charges are included in cost of sales.

Following is a summary of warranty reserve activity:

Synventive Acquisition, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Years Ended December 31, 2011 and 2010
(In Thousands, except for share information)                                Page 24

	2011	2010

Balance at beginning of year	$986	$1,116
Charges	1,303	799
Expenses incurred	(1,167)	(879)
Currency impact	(2)	(50)

Balance at end of year	$1,120	$986

14.    FAIR VALUE MEASUREMENTS

Under the FASB's authoritative guidance on fair value measurements, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses various methods including market, income and cost approaches. Based on these approaches, the Company often utilizes certain assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and or the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable inputs. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Based on the observability of the inputs used in the valuation techniques, the Company is required to provide the following information according to the fair value hierarchy. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values. Financial assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

Level 1 -	Quoted prices for identical assets and liabilities traded in active exchange markets, such as the New York Stock Exchange.

Level 2 -
Observable inputs other than Level 1 including quoted prices for similar assets or liabilities, quoted prices in less active markets, or other observable inputs that can be corroborated by observable market data. Level 2 also includes derivative contracts whose value is determined using a pricing model with observable market inputs or can be derived principally from or corroborated by observable market data.

Level 3 -
Unobservable inputs supported by little or no market activity for financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation; also includes observable inputs for nonbinding single dealer quotes not corroborated by observable market data.

The following is a description of the valuation methodologies used for instruments measured at fair value:

Bank acceptances - given short term nature of maturities and quality of bank guarantee, the carrying value approximates fair value.

Common stock warrants - the fair value of the common stock warrants was determined through the use of a third party valuation specialist and an option pricing model.

Assets and liabilities measured at fair value on a recurring basis as of December 31, 2011 and 2010 are summarized as follows:

Synventive Acquisition, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Years Ended December 31, 2011 and 2010
(In Thousands, except for share information)                                Page 25

	December 31, 2011
	Total	Level 1	Level 2	Level 3

Bank acceptances	$1,349	$—	$1,349	$—

	December 31, 2010
	Total	Level 1	Level 2	Level 3

Bank acceptances	$148	$—	$148	$—
Common stock warrants	46	—	—	46

There were no assets or liabilities measured at fair value on a nonrecurring basis as of December 31, 2011. Assets measured at fair value on a nonrecurring basis as of December 31, 2010 are summarized as follows:

	December 31, 2010
	Total	Level 1	Level 2	Level 3
Intangible assets:
Trade names	$4,176	$—	$—	$4,176
Patents	4,107	—	—	4,107
Customer lists	2,297	—	—	2,297

During the years ended December 31, 2011 and 2010, the Company did not make significant transfers between Level 1 and Level 2 assets and liabilities. Common stock warrants were cancelled in connection with the Restructuring resulting in extinguishment of debt income.

15.	PREFERRED STOCK

The Company held $7,000 of Preferred Stock as of December 31, 2010. In accordance with Regulation S-X,  the Company was required to classify its Preferred Stock outstanding as of December 31, 2010 in the mezzanine section of the balance sheet.  The Preferred Stock was redeemable under certain circumstances within the control of the holders.  The preferred stock was subsequently cancelled in connection with the equity and debt restructuring on May 5, 2011.

16.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events through April 30, 2012, the date which the financial statements were available to be issued. There were no additional matters requiring accrual or disclosure in the financial statements.